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                                                                     Exhibit 4.2



                                 June 28, 1999


Cirrus Logic, Inc.
3100 West Warren Avenue
Fremont, CA 94538

Dear Sirs and Mesdames:

     The undersigned understands that AudioLogic, Inc. (the "Company") will be party to an Agreement and Plan of Reorganization by and among Cirrus Logic, Inc. ("Cirrus"), AL Acquisition Corp ("Merger Sub") and the Company (the "Merger Agreement") whereby Cirrus will acquire the Company through a statutory merger of Merger Sub with and into the Company (the "Merger"). The undersigned acknowledges that he/she or it will be entitled to receive shares of Cirrus's Common Stock in connection with the Merger (the "Shares").

     As an inducement for Cirrus to consummate the Merger, the undersigned hereby agrees that, without the prior written consent of Cirrus, he/she or it (along with any affiliate entities) will not, during the period commencing at the Effective Time and ending on the one year anniversary of the Closing Date,
(1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, more than 25% of the Shares then beneficially held by the undersigned in each calendar quarter from July 1, 1999 to June 30, 2000 or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Shares greater than the limitation in clause (1) above, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Shares in cash or otherwise.
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     The undersigned hereby acknowledges that this Stock Transfer Restriction
Agreement is valid and binding notwithstanding any prior agreements relating to this matter and further agrees and consents to the entry of stop-transfer instructions with the Company's transfer agent against the transfer of shares of Common Stock held by the undersigned except in compliance with the terms and conditions of this Stock Transfer Restriction Agreement. The undersigned also understands that Cirrus, Merger Sub and the Company will proceed with the Merger in reliance on this Stock Transfer Restriction Agreement.

                                    Very truly yours,


                                    __________________________________
                                    Name of Securityholder


                                    __________________________________
                                    Signature of Authorized Signatory


                                    __________________________________
                                    Print Name and Title, if applicable


                                    __________________________________
                                    Additional Signatures, if stock jointly held













            [Signature Page to Stock Transfer Restriction Agreement]